-----------                                                                                          -----------------------------
  FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             |         OMB APPROVAL        |
-----------                                           Washington, D.C. 20549                        |                             |
                                                                                                    | ----------------------------|
[ ] Check this box if                                                                               |                             |
    no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number:    3235-0287     |
    to Section 16.             Filed pursuant to Section 16(a) of the Securities Exchange Act of    |Expires:  January 31, 2005   |
    Form 4 or Form 5            1934, Section 17(a) of the Public Utility Holding Company Act of    |Estimated average burden     |
    obligations may                1935 or Section 30(f) of the Investment Company Act of 1940      |hours per response ......0.5 |
    continue.                                                                                        -----------------------------
    See instruction 1(b)

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person(s) to Issuer
                                              |    Rheometric Scientific, Inc. (AMEX-RHM)    |     (Check all applicable)
                                              |--------------------------|-------------------|
                                              |                          |                   |
                                              | 3.  IRS Identification   |4. Statement for   |      __ Director     X  10% Owner
      Andlinger Capital XXVI LLC              |     Number of Reporting  |   Month/Day/Year  |      __ Officer      __ Other
----------------------------------------------|     Person, if an entity |                   |         (give title     (specify
      (Last)         (First)        (Middle)  |     (Voluntary)          |                   |          below)          below)
                                              |                          |                   |
                                              |                          | October 31, 2002  |
      105 Harbor Drive, Suite 125             |                          |                   |         ------------------
----------------------------------------------|                          |                   |
                     (Street)                 |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
                                              |                          |   (Month/Day/Year)| __ Form filed by One Reporting Person
                                              |                          |                   | X  Form filed by More than One
     Stamford,          CT           06902    |                          |                   |    Reporting Person
----------------------------------------------|-------------------------------------------------------------------------------------
                                              |
     (City)           (State)        (Zip)    | Table I -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
                                              |
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security    |2.         |2A.      |3. Trans- |4. Securities Acquired (A)|5. Amount of     |6. Ownership   |7. Nature of
   (Instr. 3)           |Trans-     |Deemed   |action    |or Disposed of (D)        |   Securities    |   Form:       |   Indirect
                        |action     |Execution|Code      |                          |   Beneficially  |   Direct      |   Bene-
                        |Date       |Date, if |          |(Instr. 3, 4 and 5)       |   Owned         |   (D) or      |   ficial
                        |           |any      |(Instr. 8)|                          |   Following     |   Indirect (I)|   Ownership
                        |(Month/    |(Month/  |-------------------------------------|   Reported      |   (Inst. 4)   |   (Instr. 4)
                        | Day/      |Day/     |      |   |           |(A) or |      |   Transactions  |               |
                        | Year)     |Year)    | Code | V |  Amount   |(D)    |Price |   (Inst. 3 and  |               |
                        |           |         |      |   |           |       |      |    4)           |               |
------------------------------------------------------------------------------------------------------------------------------------
                        |           |         |      |   |           |       |      |                 |               |
                        |           |         |      |   |           |       |      |                 |               |
------------------------------------------------------------------------------------------------------------------------------------
                        |           |         |      |   |           |       |      |                 |               |
                        |           |         |      |   |           |       |      |                 |               |
------------------------------------------------------------------------------------------------------------------------------------
                        |           |         |      |   |           |       |      |                 |               |
                        |           |         |      |   |           |       |      |                 |               |
------------------------------------------------------------------------------------------------------------------------------------
                        |           |         |      |   |           |       |      |                 |               |
                        |           |         |      |   |           |       |      |                 |               |
------------------------------------------------------------------------------------------------------------------------------------
                        |           |         |      |   |           |       |      |                 |               |
                        |           |         |      |   |           |       |      |                 |               |
------------------------------------------------------------------------------------------------------------------------------------
                        |           |         |      |   |           |       |      |                 |               |
                        |           |         |      |   |           |       |      |                 |               |
------------------------------------------------------------------------------------------------------------------------------------
                        |           |         |      |   |           |       |      |                 |               |
                        |           |         |      |   |           |       |      |                 |               |
------------------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one person, see Instruction 4(b)(v).                                                   (over)


FORM 4 (Continued)                Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                             (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of   |2.     |3.Trans-|3A.    |4.Trans-|5.Number of      |6.Date Exer- |7.Title and    |8.Price |9.Number |10.     |11.
  Derivative |Conver-|  action|Deemed |action  |  Derivative     |  cisable    |  Amount of    |  of    |of       |Owner-  |Nature
  Security   |sion or|  Date  |Execu- |Code    |  Securities     |  and        |  Underlying   |  Deri- |deri-    |ship    |of
  (Instr. 3) |Exer-  |        |tion   |(Instr. |  Acquired       |  Expiration |  Securities   |  vative|ative    |Form of |Indirect
             |cise   |        |Date,  | 8)     |  (A) or Disposed|  Date       |  (Instrs. 3   |  Secu- |Secur-   |Deriva- |Benefi-
             |       |        |if any |        |  of (D)         | (Month/Day/ |   and 4)      |  rity  |ities    |tive    |cial
             |Price  | (Month/|(Month/|        |                 |  Year)      |               | (Instr.|Bene-    |Secu-   |Owner-
             |of     |  Day/  | Day/  |        |  (Instrs. 3, 4, |             |               |  5)    |ficially |rity:   |ship
             |Deri-  |  Year) | Year) |        |   and 5)        |             |               |        |Owned    |Direct  |(Instr.
             |vative |        |       |        |                 |             |               |        |Follow-  |(D) or  | 4)
             |Secu-  |        |       |        |                 |             |               |        |ing      |Indirect|
             |rity   |        |       |        |                 |             |               |        |Reported |(I)     |
             |       |        |       |--------------------------------------------------------|        |Transac- |(Instr. |
             |       |        |       |    | |          |   |Date  |Expira- |       |  Amount  |        |tion     | 4)     |
             |       |        |       |Code|V|   (A)    |(D)|Exer- |tion    | Title |  or      |        |(Instr.  |        |
             |       |        |       |    | |          |   |cisa- |Date    |       |  Number  |        | 4)      |        |
             |       |        |       |    | |          |   |ble   |        |       |  of      |        |         |        |
             |       |        |       |    | |          |   |      |        |       |  Shares  |        |         |        |
------------------------------------------------------------------------------------------------------------------------------------
Warrants     | $1.00 |10/31/  |       | P  | |1,000,000 |   |Imme- |3/6/2007| Common| 1,000,000|See     |2,000,000|   D    |
             |       | 2002   |       |    | |          |   |diate-|        | Stock |          |Note (1)|         |        |
             |       |        |       |    | |          |   |ly    |        |       |          |        |         |        |
-------------|-------|--------|-------|----|-|----------|---|------|--------|-------|----------|--------|---------|--------|--------
             |       |        |       |    | |          |   |      |        |       |          |        |         |        |
             |       |        |       |    | |          |   |      |        |       |          |        |         |        |
-------------|-------|--------|-------|----|-|----------|---|------|--------|-------|----------|--------|---------|--------|--------
             |       |        |       |    | |          |   |      |        |       |          |        |         |        |
             |       |        |       |    | |          |   |      |        |       |          |        |         |        |
-------------|-------|--------|-------|----|-|----------|---|------|--------|-------|----------|--------|---------|--------|--------
             |       |        |       |    | |          |   |      |        |       |          |        |         |        |
             |       |        |       |    | |          |   |      |        |       |          |        |         |        |
-------------|-------|--------|-------|----|-|----------|---|------|--------|-------|----------|--------|---------|--------|--------
             |       |        |       |    | |          |   |      |        |       |          |        |         |        |
             |       |        |       |    | |          |   |      |        |       |          |        |         |        |
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1)   See Attachment A



                                                                                   See Attachment B                 November 4, 2002
**    Intentional misstatements or omissions of facts constitute                --------------------------------    ----------------
      Federal Criminal Violations                                               ** Signature of Reporting Person           Date
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


    Attachment A to Statement of Changes in Beneficial Ownership on Form 4 of
      Andlinger Capital XXVI LLC in Respect of Rheometric Scientific, Inc.

         This Statement of Changes in Beneficial Ownership on Form 4 (this "Statement") is being filed jointly by Andlinger Capital XXVI LLC ("Andlinger Capital XXVI"), a Delaware limited liability company, Gerhard R. Andlinger, Robert M. Castello, Stephen A. Magida, Merrick G. Andlinger, and Mark F. Callaghan, (collectively, the "Reporting Persons"). Andlinger Capital XXVI is the designated filer of this joint filing.

         On October 31, 2002, Andlinger Capital XXVI entered into an agreement with Rheometric Scientific, Inc. (the "Issuer"), pursuant to which Andlinger Capital XXVI would agree to purchase an additional $500,000 of the Issuer's
Series B Preferred Stock as contemplated by that certain Securities Purchase Agreement, dated as of August 8, 2002, between Andlinger Capital XXVI and the Issuer; to defer its right to have all of the outstanding Series B Preferred Stock owned by it redeemed in full by the Issuer upon the closing of the sale of the Issuer's rheology instruments and services business to Waters Technologies and instead to have the redemptions occur in three equal installments, one at the closing, one at the six-month anniversary of the closing and one at the twelve-month anniversary of the closing; and to subordinate such deferred payments to amounts payable by the Issuer to the landlord under the lease for the Issuer's Piscataway, New Jersey facility and to Axess Corporation, in exchange for which the Issuer issued to Andlinger Capital XXVI a new warrant, with an expiration date of March 6, 2007, to purchase up to one million shares of the Issuer's Common Stock having an exercise price equal to $1.00 per share, the average of the closing prices of the Issuer's common stock over the ten trading days immediately preceding October 30, 2002, and on substantially the same other terms and conditions as the existing warrants to purchase shares of the Issuer's Common Stock held by Andlinger Capital XXVI.

         The  warrants  described  in  this  Statement  are  beneficially  owned directly  by  Andlinger  Capital  XXVI.  Mr.  G.  Andlinger  may  be  deemed  to beneficially own such shares and warrants indirectly by virtue of his relationship with the Manager and Members of Andlinger Capital XXVI. Mr. Magida may be deemed to benefically own such shares and warrants indirectly in his capacity as Manager and a Member of Andlinger Capital XXVI, and as trustee under the Gerhard R. Andlinger Intangible Asset Management Trust. Messrs. R. Castello,
M. Andlinger and M. Callaghan may be deemed to beneficially own such shares and warrants indirectly by virtue of their relationships with the other Reporting Persons and in their capacity as Members of Andlinger Capital XXVI. This Statement shall not be deemed an admission that any of Messrs. R. Castello, M. Andlinger and M. Callaghan is a beneficial owner of such securities.

         Following  is a  listing  of  required  information  for  each  of  the
Reporting    Persons    filing    jointly   with    Andlinger    Capital   XXVI:

------------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person(s) to Issuer
                                              |    Rheometric Scientific, Inc. (AMEX-RHM)    |     (Check all applicable)
                                              |--------------------------|-------------------|
                                              |                          |                   |
                                              | 3.  IRS Identification   |4. Statement for   |      __ Director     X  10% Owner
      Andlinger,     Gerhard        R.        |     Number of Reporting  |   Month/Day/Year  |      __ Officer      __ Other
----------------------------------------------|     Person, if an entity |                   |         (give title     (specify
      (Last)         (First)        (Middle)  |     (Voluntary)          |                   |          below)          below)
                                              |                          |                   |
                                              |                          | October 31, 2002  |
      4445 North A1A, Suite 235               |                          |                   |         ------------------
----------------------------------------------|                          |                   |
                     (Street)                 |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
                                              |                          |   (Month/Day/Year)| __ Form filed by One Reporting Person
      Vero Beach      FL             32963    |                          |                   | X  Form filed by More than One
                                              |                          |                   |    Reporting Person
----------------------------------------------|-------------------------------------------------------------------------------------
                                              |
     (City)           (State)        (Zip)    |
                                              |
----------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person(s) to Issuer
                                              |    Rheometric Scientific, Inc. (AMEX-RHM)    |     (Check all applicable)
                                              |--------------------------|-------------------|
                                              |                          |                   |
                                              | 3.  IRS Identification   |4. Statement for   |      __ Director     X  10% Owner
      Magida,        Stephen        A.        |     Number of Reporting  |   Month/Day/Year  |      X  Officer      __ Other
----------------------------------------------|     Person, if an entity |                   |         (give title     (specify
      (Last)         (First)        (Middle)  |     (Voluntary)          |                   |          below)          below)
                                              |                          |                   |
                                              |                          | October 31, 2002  |              Secretary
      105 Harbor Drive, Suite 125             |                          |                   |         ------------------
----------------------------------------------|                          |                   |
                     (Street)                 |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
                                              |                          |   (Month/Day/Year)| __ Form filed by One Reporting Person
      Stamford,       CT             06902    |                          |                   | X  Form filed by More than One
                                              |                          |                   |    Reporting Person
----------------------------------------------|-------------------------------------------------------------------------------------
                                              |
     (City)           (State)        (Zip)    |
                                              |
----------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person(s) to Issuer
                                              |    Rheometric Scientific, Inc. (AMEX-RHM)    |     (Check all applicable)
                                              |--------------------------|-------------------|
                                              |                          |                   |
                                              | 3.  IRS Identification   |4. Statement for   |      X  Director     X  10% Owner
      Castello,      Robert         M.        |     Number of Reporting  |   Month/Day/Year  |      X  Officer      __ Other
----------------------------------------------|     Person, if an entity |                   |         (give title     (specify
      (Last)         (First)        (Middle)  |     (Voluntary)          |                   |          below)          below)
                                              |                          |                   |
                                              |                          | October 31, 2002  | Chairman and Chief Executive Officer
      303 South Broadway                      |                          |                   | -------------------------------------
----------------------------------------------|                          |                   |
                     (Street)                 |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
                                              |                          |   (Month/Day/Year)| __ Form filed by One Reporting Person
      Tarrytown,      NY             10591    |                          |                   | X  Form filed by More than One
                                              |                          |                   |    Reporting Person
----------------------------------------------|-------------------------------------------------------------------------------------
                                              |
     (City)           (State)        (Zip)    |
                                              |
----------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person(s) to Issuer
                                              |    Rheometric Scientific, Inc. (AMEX-RHM)    |     (Check all applicable)
                                              |--------------------------|-------------------|
                                              |                          |                   |
      Andlinger,     Merrick        G.        | 3.  IRS Identification   |4. Statement for   |      X  Director     X  10% Owner
                                              |     Number of Reporting  |   Month/Day/Year  |      __ Officer      __ Other
----------------------------------------------|     Person, if an entity |                   |         (give title     (specify
      (Last)         (First)        (Middle)  |     (Voluntary)          |                   |          below)          below)
                                              |                          |                   |
                                              |                          | October 31, 2002  |
      303 South Broadway                      |                          |                   |         ------------------
----------------------------------------------|                          |                   |
                     (Street)                 |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
                                              |                          |   (Month/Day/Year)| __ Form filed by One Reporting Person
                                              |                          |                   | X  Form filed by More than One
      Tarrytown,      NY             10591    |                          |                   |    Reporting Person
----------------------------------------------|-------------------------------------------------------------------------------------
                                              |
     (City)           (State)        (Zip)    |
                                              |
----------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person(s) to Issuer
                                              |    Rheometric Scientific, Inc. (AMEX-RHM)    |     (Check all applicable)
                                              |--------------------------|-------------------|
                                              |                          |                   |
      Callaghan,     Mark           F.        | 3.  IRS Identification   |4. Statement for   |      X  Director     X  10% Owner
                                              |     Number of Reporting  |   Month/Day/Year  |      X  Officer      __ Other
----------------------------------------------|     Person, if an entity |                   |         (give title     (specify
      (Last)         (First)        (Middle)  |     (Voluntary)          |                   |          below)          below)
                                              |                          |                   |
                                              |                          | October 31, 2002  | Executive Vice President, Business
      303 South Broadway, Suite 229           |                          |                   | Development
----------------------------------------------|                          |                   | ----------------------------------
                     (Street)                 |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
                                              |                          |   (Month/Day/Year)| __ Form filed by One Reporting Person
      Tarrytown,      NY             10591    |                          |                   | X  Form filed by More than One
                                              |                          |                   |    Reporting Person
----------------------------------------------|-------------------------------------------------------------------------------------
                                              |
     (City)           (State)        (Zip)    |
                                              |
----------------------------------------------


    Attachment B to Statement of Changes in Beneficial Ownership on Form 4 of
      Andlinger Capital XXVI LLC in Respect of Rheometric Scientific, Inc.


                        SIGNATURES OF REPORTING PERSONS**


Date:  November 4, 2002                    ANDLINGER CAPITAL XXVI LLC



                                           By:    /s/ Stephen A. Magida
                                               ---------------------------------
                                           Name:  Stephen A. Magida
                                           Title: Manager



                                           GERHARD R. ANDLINGER


                                                       ***
                                           -------------------------------------



                                           STEPHEN A. MAGIDA


                                                       ***
                                           -------------------------------------



                                           MERRICK G. ANDLINGER


                                                       ***
                                           -------------------------------------



                                           ROBERT M. CASTELLO


                                                       ***
                                           -------------------------------------



                                           MARK F. CALLAGHAN


                                                       ***
                                           -------------------------------------





*** By:    /s/ Stephen A. Magida
        -------------------------------
        STEPHEN A. MAGIDA, pursuant to a power of attorney, dated March 28, 2000, a copy of which was filed as part of the Statement on Schedule 13D/A filed by the Reporting Persons on November 22, 2000.

**Attention:  Intentional  misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001)